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Exhibit 99.2

Simon Property Group, Inc.
and
SPG Realty Consultants, Inc.

National City Center
115 West Washington Street, Suite 15
Indianapolis, Indiana

March 28, 2002
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:

In connection with the delivery of the Report of Independent Public Accountants, dated March 28, 2002 issued by Arthur Andersen LLP ("Andersen") relating to Andersen's audit of the financial statements of Simon Property Group, Inc. and SPG Realty Consultants, Inc. (together, the "Companies") included in Item 8, Part II of this Annual Report on Form 10-K, Andersen has represented to the Companies that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,
Simon Property Group, Inc. and SPG Realty Consultants, Inc.
By:	/s/ DAVID SIMON David Simon Chief Executive Officer

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  Exhibit 99.2
Simon Property Group, Inc. and SPG Realty Consultants, Inc. National City Center 115 West Washington Street, Suite 15 Indianapolis, Indiana